EXHIBIT 11.1

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES
               UNAUDITED NET INCOME PER COMMON EQUIVALENT SHARES
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
                                       Three Months Ended            Years Ended
PRIMARY AND FULLY DILUTED                  December 31,              December 31,
EARNINGS PER SHARE                  ------------------------   -----------------------
                                       1996          1995         1996         1995
                                    -----------   ----------   ----------   ----------
Net income ......................   $ 1,722,925   $1,246,269   $5,322,008   $3,583,525
                                    ===========   ==========   ==========   ==========
Shares:
Weighted average common shares
 which could have been purchased
 with the proceeds from exercise
 of such options ................       172,533      248,799      270,075      248,799
Assuming conversion of Series A
 preferred stocks ...............          --      2,000,000         --      2,000,000
Assuming conversion of Series A
 preferred stocks ...............          --      1,339,298         --      1,339,298
                                    -----------   ----------   ----------   ----------
Weighted average number of common
 shares outstanding, as adjusted     10,186,588    6,545,615    8,040,250    6,545,615
                                    ===========   ==========   ==========   ==========
Net income per common share .....   $      0.17   $     0.19   $     0.66   $     0.55
                                    ===========   ==========   ==========   ==========
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